Exhibit 2

GERDAU                                                                  CO-STEEL

          CO-STEEL SHAREHOLDERS APPROVE COMBINATION WITH GERDAU S.A.'s
                            NORTH AMERICAN OPERATIONS

Toronto, Ontario, September 23, 2002 -- Co-Steel Inc. of Whitby, Ontario (TSX:
CEI), and Gerdau S.A. of Rio de Janeiro, Brazil (NYSE:GGB), are pleased to announce that Co-Steel's shareholders have overwhelmingly approved the proposed combination with Gerdau S.A.'s North American operations at a special meeting of shareholders held today. Shareholders also voted in favour of changing the name of CoSteel to Gerdau AmeriSteel Corporation. Subject to Toronto Stock Exchange approval, the common shares of Gerdau AmeriSteel will trade on the TSX.

"We are very pleased to have received such a strong vote of confidence in the transaction from Co-Steel's shareholders," said Jorge Gerdau Johannpeter, Chairman of Gerdau S.A. "This transaction will create a new world class steel enterprise with the financial resources, the operational critical mass and the professional talent pool needed to assume a leadership position in the consolidation and revitalization of the North American steel industry. The unification of two quality organizations with comparable traditions and corporate images is an exciting event and a positive step towards a brighter future."

The transaction is subject to closing conditions typical of a transaction of this nature, including Canadian regulatory approvals. These approvals are expected to be received shortly and the transaction is scheduled to close on October 1, 2002.


This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of Co-Steel or Gerdau S.A.

For more information please contact:

Terry Newman                                AmeriSteel
President & CEO                             (813) 207-2225
Co-Steel
(905) 665-3707                              Tom Landa
                                            Chief Financial Officer
Lone Waisberg                               AmeriSteel
Executive Vice President, Finance and       (813) 207-2300
Administration
Co-Steel                                    Osvaldo Schirmer
(905) 665-3708                              Executive Vice President & Chief
                                            Financial Officer
Phillip E. Casey                            Gerdau S.A.
President & CEO                             55-51-3323-2 108